Exhibit 99.h(4)(h)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This Amendment, dated as of August 31, 2011 and effective as of September 1, 2005 (the “Amendment”), amends the Transfer Agency Agreement dated as of April 1, 2002 (as amended to date, the “Agreement”) between The Victory Portfolios, a Delaware statutory trust (the “Trust”), and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”).

WHEREAS, the Trust has requested that Citi provide to the Trust certain services related to the Mutual Fund Profile II database of the National Securities Clearing Corporation;

WHEREAS, Citi has agreed to provide such services on the terms and conditions set forth below;

NOW THEREFORE, Citi and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.               Services.

Schedule B to the Agreement is hereby amended by the addition of the following provision:

“Profile II Services.

Citi will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) with the appropriate data for the pertinent record types with respect to the Funds. Citi will obtain the information set forth above from Citi’s internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Citi. Citi will use all commercially reasonable efforts to ensure that such information is accurate, complete and updated on a timely basis, but Citi cannot guarantee that such information will be accurate or timely updated. Notwithstanding any provision of this Agreement to the contrary, Citi’s aggregate liability for any and all claims with respect to the Profile II services described above during a 12-month period will be limited to the amount of actual monetary damages sustained by the Trust, not to exceed the amount of fees paid to Citi by the Trust for the Profile II services during the 12 months immediately preceding the date on which Citi receives written notice of the first damages claim with respect to such period related to the Profile II services.”

2.               Profile II Fees

Schedule C to the Agreement is hereby amended by the addition of the following provision:

“Profile II Fees:

Prior to September 1, 2007: $42 per CUSIP per month, plus

Reimbursement of NSCC charges, Depository Trust & Clearing Corporation charges, and other reasonable out-of-pocket expenses incurred by Citi in performing the Profile II services set forth in this Agreement.

After September 1, 2007: $56 per CUSIP per month, plus

Reimbursement of NSCC charges, Depository Trust & Clearing Corporation charges, and other reasonable out-of-pocket expenses incurred by Citi in performing the Profile II services set forth in this Agreement.”

3.               Representations and Warranties.

(a)          The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)         Citi represents that it has full power and authority to enter into and perform this Amendment.

4.               Miscellaneous.

(a)          Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

(b)         This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

(c)          Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.

Citi Fund Services Ohio, Inc.

By:	/s/ Joseph L. Rezabek
Name:	Joseph L. Rezabek
Title:	Vice President

The Victory Portfolios

By:	/s/ Chris Dyer
Name:	Chris Dyer
Title:	Secretary